UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No. )
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AFC ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

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AFC ENTERPRISES, INC.
5555 Glenridge Connector, NE, Suite 300
Atlanta, Georgia 30342

SUPPLEMENT DATED MAY 14, 2007 TO THE PROXY STATEMENT
FOR THE ANNUAL SHAREHOLDERS MEETING
TO BE HELD ON MAY 24, 2007
     This Supplement supplements the Proxy Statement (the “Proxy Statement”) of AFC Enterprises, Inc. (the “Company”) filed with the SEC on April 20, 2007, and previously mailed to you in connection with the solicitation of proxies on behalf of our Board for use at the Annual Shareholders Meeting to be held on May 24, 2007, at the Hilton Garden Inn Perimeter in Atlanta, Georgia (such meeting, and any adjournments or postponements thereof, the “2007 Annual Meeting”). The 2007 Annual Meeting will start at 9:00 a.m., local time. The purpose of the 2007 Annual Meeting is to consider and vote on the election of directors and a shareholder proposal, each of which is described in detail in the Proxy Statement.
     If you have not already submitted a proxy for use at the 2007 Annual Meeting, you are urged to complete, sign, date and return your proxy card as soon as possible. If you have already returned your proxy card and wish to change your vote, you may revoke your proxy at any time before the 2007 Annual Meeting by notifying Harold M. Cohen, our Corporate Secretary, at AFC Enterprises, Inc., 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342, attending the meeting and voting in person, or signing another proxy card with a later date and returning it to us prior to the meeting. If you have any questions regarding voting procedures, you may call Investor Relations at (404) 459-4450.
     The Company is supplementing the Proxy Statement in order to expand some of the disclosure included in its statement of opposition to the shareholder proposal included in the Proxy Statement. The following replaces entirely the prior disclosure under the heading “Board of Directors’ Statement in Opposition to the Shareholder Proposal” on page 31 of the Proxy Statement:
Board of Directors’ Statement in Opposition to the Shareholder Proposal
Our Company is committed to the humane treatment of chickens provided to the restaurants of our Popeyes Chicken & Biscuits system, and we require our suppliers to provide us assurances that they abide by animal welfare guidelines of the National Chicken Council (NCC), which is the association representing most of the vertically integrated broiler producer-processors, or similar guidelines. The NCC guidelines are intended to assure the humane treatment of animals and to promote the production of quality products. We continually monitor our suppliers to ensure this practice.
The Company is not directly involved in the raising, transportation or slaughter of chickens. The Company’s role is to work closely with our direct suppliers of chicken. In that regard, we only utilize chicken suppliers that meet or exceed industry guidelines to ensure the ethical treatment of animals. We continue to work with the Food Marketing Institute (FMI) and National Council of Chain Restaurants (NCCR) in their ongoing review of these guidelines. We will continue to follow industry guidelines set by our national trade association. Further, the Company requests that our poultry suppliers undergo animal welfare audits either in accordance with the audit program recommended by the NCC or that incorporate the key elements of that program. The Company currently prefers the NCC audit program standards since the formerly utilized Animal Welfare Audit Program (AWAP) process, which was based on the NCC guidelines and endorsed by FMI and NCCR animal welfare advisors, is currently under review for revision. We care about our customers’ concerns and will continue to be a leader in our industry’s response to these concerns.
We are in close contact with our chicken suppliers who are actively reviewing and evaluating new technologies and methods of poultry production, including Controlled Atmosphere Killing (CAK). The evaluations consider a number of factors, including: animal welfare, scientific research and studies, production methods used commercially and internationally, food safety, product quality, environmental factors, expected costs and potential benefits. The Company will continue to monitor emerging technologies related to improving animal welfare, including CAK. As of this date, however, there is very limited domestic use of CAK technology and there are a limited number of studies and evaluations that address whether CAK is a more feasible and humane method than conventional methods of poultry production.
The Company believes that the proposed animal welfare report is unnecessary and would not result in any additional benefit to shareholders. The proposed report would be costly and time-intensive, and is duplicative of existing policies, initiatives and efforts.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL